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EXHIBIT 5.2

INTERNAL REVENUE SERVICE P.O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY
Date: NOV 06 2001	Employer Identification Number: 66-0579279 DLN: 17007164017021
EDWARDS LIFESCIENCES CORPORATION OF PUERTO RICO ONE EDWARDS WAY IRVINE, CA 92614	Person to Contact: JOHN SANTORE ID# 95020 Contact Telephone Number: (877) 829 5500 Plan Name: EDWARDS LIFESCIENCES CORP PUERTO RICO SAVINGS & INVESTMENT PLAN Plan Number: 024

Dear Applicant:

        We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

        Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401 1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

        The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your letter dated 101201. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b)

        This determination letter is applicable for the amendment(s) executed on 010101.

        This determination letter is applicable for the plan adopted on 032100.

        This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Emp1oyment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub, L. 105-206, and the Community Renewal Tax Relief Act of 2000, 3ub. L. 106-554.

        The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                      Sincerely yours,

                      /s/ Paul T. Shultz
                      Paul T. Shultz
                      Director, Employee Plans Rulings & Agreements

Enclosures:
Publication 794

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  EXHIBIT 5.2